Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (“Amendment”), is entered into as of February 25, 2003, by and between Amedisys, Inc., a Delaware corporation (the “Company”), and William F. Borne (“BORNE”).

WHEREAS, Company and BORNE are parties to that certain Employment Agreement dated January 1, 1999 (the “Agreement”), whereby the Company and BORNE agreed, among other things, on the terms and condition of BORNE’s employment and severance with the Company.

WHEREAS, the Company and BORNE desire to amend the Agreement as specifically set forth herein.

NOW, THEREFORE, the parties mutually agree as follows:

1.    Recitations. The above recitations are incorporated herein by this reference.

2.    Modifications to the Agreement. The following provisions shall be amended and/or inserted into the Agreement:

a.	Section 2.2 of the Agreement shall be and is hereby amended to delete the sentence, “Except as may otherwise be provided or prohibited in accordance with appropriate law, the Company shall use its best efforts to amend its Article of Incorporation and Bylaws to provide that directors may only be removed for cause by a vote of a majority of the shares of voting stock of the Company then outstanding, if necessary.”

b.	Section 2.4 of the Agreement shall be and is hereby amended to delete the sentences, “In addition, the Company will lend BORNE the sum of $100,000 to be used solely for the purchase of a residence, which loan shall accrue interest at the prime rate as published in the Wall Street Journal and shall be payable in sixty equal installments of principal, plus accrued interest. Such loan amount available as set forth herein shall be increased as of January 1 of each year during the term hereof by the same percentage increase as Base Salary in accordance with Section 4.2 herein.”

c.	Section 4.2 of the Agreement shall be and is hereby amended as follows: The third sentence of Section 4.2 of the Agreement shall read, “The Company’s Board of Directors shall have the discretion to grant Yearly Cash Increases of Base Salary in excess of the amount provided herein, and shall have the discretion, in any given year, to delay the effective date and implementation of any January 1 Yearly Cash Increase, but in no event shall the period of delay for implementation of the Yearly Cash Increase be greater than three months.”

d.	Section 4.10(d) of the Agreement shall be and is hereby deleted in its entirety and replaced with the following: “Participation in Employee Benefit Plans. BORNE shall be entitled to participate, subject to eligibility and other terms generally established by the Company’s Board of Directors, in any employee benefit plan (including but not limited to life insurance plans, long-and short-term disability, stock option plans, group hospitalization, health, dental care plans, (which health insurance plans shall also cover BORNE’s dependents) profit sharing and pension, and other benefit plans), as may be adopted or amended by the Company from time to time.”

e.	Section 4.11 of the Agreement shall be and is hereby deleted in its entirety and shall be replaced with the following: “Educational Payments. During the term of this Agreement and during any Deferred Compensation Period thereafter, the Company shall advance BORNE the costs (including tuition, books, fees and related expenses) to be incurred or incurred by BORNE associated with or related to the enrollment in and attendance of any program toward the achievement of an advanced educational degree at the university of Borne’s choice.”

f.	Section 8.1 of the Agreement shall be and is hereby deleted in its entirety.

g.	Section 8.2 of the Agreement shall be and is hereby deleted in its entirety.

h.	Section 8.3 of the Agreement shall be and is hereby amended to read, “He will not directly or indirectly, as principal, agent, owner, partner, stockholder, officer, director, employee, independent contractor or consultant of any Competing Business or in any individual or representative capacity solicit, directly or indirectly cause others to solicit the employment of any officer, sales person, agent, or other employee of the Company who has a base compensation rate of $60,000 or more (adjusted annually by the greater of (i) six percent (6%) or (ii) the cost of living as determined in accordance with Section 4.2 herein), for the purpose of causing said officer, sales person, agent or other employee to terminate employment with the Company and be employed by such Competing Business.”

i	Section 4.13 shall be and is hereby added to the Agreement, and shall read as follows:

“4.13	Whole Life Assignee. The Company and or BORNE, shall, at the direction of BORNE, instruct New York Life Insurance Company to designate a person of BORNE’s choosing as assignee of the cash value of Policy Number 43900679. BORNE, shall be entitled to exercise his right to the cash redemption value of said policy upon the termination of this Agreement or upon his election, either at the sole discretion of BORNE.”

3.    Effect of this Amendment. Except as specifically stated herein, the execution and delivery of this Amendment shall in no way affect the respective obligations of the parties under the Agreement, all of which shall continue in full force and effect.

4.    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have cause this Amendment to be executed, effective as of the date and year first written above.

Amedisys, Inc.

By:	/s/ MICHAEL D. LUTGRING
Michael D. Lutgring, Secretary

/s/ WILLIAM F. BORNE William F. Borne